Exhibit 99.1

Ozop Energy Solutions: PCTI Executes Agreement with PPP (India)

WARWICK, NY., September 30, 2020 — Ozop Energy Solutions. (OZSC), (“Ozop” or the “Company”), has announced that its fully owned subsidiary Power Conversion Technologies Inc.(PCTI) has executed a Technology Development Agreement and a Reseller Agreement with Precision Power Products (India) Private Limited (PPP).

(i)	PPP has entered into a Technology Development Agreement (the TDA) with PCTI. This agreement is structured under three categories: FULL DESIGN, PARTIAL DESIGN and JOINT DESIGN, known as Model B. The purpose of the TDA is to permit PPP to purchase PCTI products and/or components for resale in India under the name PPP.

(ii)	PPP has entered into a Reseller Agreement, whereas PPP will be an active representative in the India market for PCTI, known as contact Model A

Mr. Brian Conway, Chief Executive Officer of Ozop stated, “We are excited about this strategic partnership with PPP and look forward to working with their team to expand our reach into new and specific growing markets for PCTI products in India. We believe the combined strengths and synergies of both companies create a perfect opportunity to meet these markets head on. This partnership is a meaningful step in reaching our goals over the next several quarters and beyond.”

Catherine Chis, President of PCTI noted “We are extremely impressed with PPP and the leadership of Vikas Bhamburdekar, whom I’ve known for many years. The technical staff is exceptional and the breadth of PPP’s group of companies fit us well. Every time we talk, we discover new areas of opportunity for both companies. I’m certain it will be a beneficial collaborative partnership for both parties.”

Vikas Bhamburdekar, Managing Director of PPP expressed, that “We value this strategic partnership with PCTI to bring it’s differentiating technology and products to upcoming and fast-growing markets like India. The timing of this association could not have been better. This will serve various market segments like traditional and emerging, public and private, where we see tremendous opportunity.”

Precision Power Products (I) Pvt. Ltd. is an ISO 9001:2015 certified company established in 1991. Since then, it has held a successful track record of developing number of equipment, systems, sub-systems and software for Military, Industrial and Commercial applications. Primary products include (but are not limited to) Software development (GUI and Firmware), Control Systems, Embedded Systems, Sensors, Rectifiers and Power Electronics development. With such a wide product portfolio, PPP has participated in prestigious defense projects for the Indian Navy, Naval Aviation, Army, Air Force and Shipbuilding Yards. PPP has a large market base in E-Mobility (electric vehicles), high power applications and solar energy and anticipates working with PCTI will open new doors. PPP group companies include state-of-the-art manufacturing facilities, high voltage an d low voltage switchboards, automation, printed circuit board assembly, an embedded electronic design unit and an electromagnetic interference and compatibility analysis group.

PPP invests majority of the profit into Research and Development and is led by a strong team of technocrats in Power Electronics, Embedded Systems and Software.

PPP has multiple in-house modernized set ups to design, develop, manufacture, and test a multitude of electrical, electronic and software products and PPP provides extensive support to customers with offices located in Aurangabad, Mumbai, Delhi, Pune, Bengaluru, Hyderabad, and Visakhapatnam.

Based on PPP’s evaluation, their initial projection of five-year revenue opportunity is placed at $124 Million Dollars.

For more information on PCTI please follow on the link, www.pcti.com.

Please be aware that our social media accounts can be used from time to time for additional material events.

https://twitter.com/power_conv_tech

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About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Power Conversion Technologies, Inc.

Power Conversion Technologies, Inc. (www.pcti.com) invents, designs, develops, manufactures and distributes standard and custom power electronic solutions. Founded in 1991 and located in East Butler, Pennsylvania, the Company’s mission is to be the global leader for high power electronics with a standard of continued innovation.

Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

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